Investor Contacts:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

Allison Malkin
ICR, Inc.
(203) 682-8225

Media Contact:
Marisa Jacobs
Express, Inc.
Vice President Investor Relations
(614) 474-4465

EXPRESS, INC. REPORTS SOLID TOP LINE AND PROFIT GROWTH FOR THE THIRD QUARTER;
RAISES FULL YEAR 2015 OUTLOOK

•	Sales increase 10% to $546.6 million

•	Comparable sales increase 6%

•	Merchandise margin and gross margin increase 160 and 330 basis points, respectively

•	Operating income rises to $44.5 million

•	Diluted EPS rises 82% to $0.31, beating guidance

Columbus, Ohio - December 3, 2015 - Express, Inc. (NYSE: EXPR), a specialty retail apparel company, announced its financial results for the third quarter of 2015. These results cover the thirteen and thirty-nine week periods ended October 31, 2015 and compare to the thirteen and thirty-nine week periods ended November 1, 2014.
David Kornberg, the Company's President and Chief Executive Officer, noted that “I am pleased with our third quarter performance. We presented our customers with compelling fashion. We maintained our balanced approach to running the business, used promotions with restraint and managed inventory with discipline. This led to a 10% increase in sales, with retail stores, outlets and e-commerce each growing. Comparable sales increased by 6%, operating margin expanded to 8.1%, and diluted EPS increased 82% compared to last year’s third quarter. I also want to highlight that our balanced approach to managing the business has enabled us to deliver comparable sales growth, margin expansion and significant earnings growth in each of the past three quarters on a year over year basis. I believe we can deliver consistent and profitable growth in 2016 and beyond by continuing to follow this approach.”
Looking ahead to the remainder of the holiday season, Mr. Kornberg went on to note that, “Our holiday 2015 assortment consists of great fashion pieces blended with strong key items, whether for gifting or self-purchase. While we expect the holiday season to remain highly competitive, we believe we are well positioned, and our positive outlook for the season is reflected in our guidance.”

Third Quarter 2015 Operating Results:

•	Net sales increased 10% to $546.6 million from $497.6 million in the third quarter of 2014.

•	Comparable sales (including e-commerce sales) increased 6%, compared to a 5% decrease in the third quarter of 2014.

•	E-commerce sales rose 6% to $83.8 million.

•
Merchandise margin grew by 160 basis points through disciplined management of inventory levels and a reduction in promotions. Buying and occupancy as a percentage of net sales also improved by 170 basis points as costs were leveraged against higher sales. Together, these led to a gross margin improvement of 330 basis points, with gross margin of 35.0% compared to 31.7% in last year’s third quarter.

•
Selling, general, and administrative (SG&A) expenses were $146.6 million versus $126.5 million in last year's third quarter, primarily due to outlet related expenses and incremental incentive compensation expenses. As a percentage of net sales, SG&A expenses increased by 140 basis points to 26.8% compared to 25.4% in last year’s third quarter.

•	Operating income was $44.5 million, or 8.1% of net sales, compared to $30.5 million, or 6.1% of net sales in the third quarter of 2014.

•	Income tax expense was $16.9 million, at an effective tax rate of 39.2%, compared to $9.7 million, at an effective tax rate of 40.0% in last year's third quarter.

•	Net income was $26.3 million, or $0.31 per diluted share. This compares to net income of $14.6 million, or $0.17 per diluted share, in the third quarter of 2014.
Third Quarter 2015 Balance Sheet Highlights:

•
Cash and cash equivalents totaled $91 million versus $218 million at the end of the third quarter of 2014. The lower cash balance reflects the use of approximately $215 million of cash during the first quarter of 2015 to redeem the remaining Senior Notes due 2018 and the use of approximately $22 million to repurchase approximately 1.1 million shares of our outstanding common stock pursuant to our $100 million share repurchase program.

•	Capital expenditures totaled $85 million for the thirty-nine weeks ended October 31, 2015, compared to $87 million for the thirty-nine weeks ended November 1, 2014.

•
Inventory was $365 million compared to $350 million at the end of the prior year’s third quarter, and includes approximately $59 million related to Express Factory Outlet stores this year compared to approximately $25 million in the prior year's third quarter.

2015 Guidance:
The table below compares the Company's projected results for the thirteen week period ended January 30, 2016 to the actual results for the thirteen week period ended January 31, 2015.

	Fourth Quarter 2015 Guidance	Fourth Quarter 2014 Actual Results
Comparable Sales	+Low single digits	-2%
Effective Tax Rate	39% to 40%	39.8%
Interest Expense, Net	$1.2 million	$6.0 million
Net Income	$50 to $54 million	$41.8 million
Diluted Earnings Per Share (EPS)	$0.60 to $0.64(1)	$0.49
Weighted Average Diluted Shares Outstanding	83.9 million(1)	84.7 million
(1) Includes the impact of approximately 1.0 million shares repurchased since the end of the third quarter for an aggregate amount equal to $18.0 million.
The table below compares the Company's projected results for the 52 week period ended January 30, 2016 to the actual results for the 52 week period ended January 31, 2015.

	Full Year 2015 Guidance	Full Year 2014 Actual Results
Comparable Sales	+Mid single digits	-5%
Effective Tax Rate	Approximately 39%	38.8%
Interest Expense, Net	$15.9 million(1)	$23.9 million
Net Income	$110 to $114 million(1)	$68.3 million
Adjusted Net Income	$116 to $120 million(2)	N/A
Diluted EPS	$1.31 to $1.35(1)(3)	$0.81
Adjusted Diluted EPS	$1.38 to $1.42(2)(3)	N/A
Weighted Average Diluted Shares Outstanding	84.7 million(3)	84.6 million
Capital Expenditures	$112 to $117 million	$115.1 million

(1) Includes approximately $9.7 million of non-core operating items in connection with the redemption of our Senior Notes. These items consist of the redemption premium paid, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount.
(2) Adjusted Net Income and Adjusted Diluted EPS are non-GAAP financial measures. Refer to Schedule 4 for a reconciliation of GAAP to Non-GAAP financial measures.
(3) Includes the impact of approximately 1.0 million shares repurchased since the end of the third quarter for an aggregate amount equal to $18.0 million.
This guidance does not take into account any additional non-core operating items that may occur.
See Schedule 5 for a discussion of projected real estate activity.

Conference Call Information:
A conference call to discuss third quarter 2015 results is scheduled for Thursday December 3, 2015, at 9:00 a.m. Eastern Time (ET). Investors and analysts interested in participating in the call are invited to dial (877) 705-6003 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://www.express.com/investor and remain available for 90 days. A telephone replay of this call will be available from 12:00 p.m. ET on December 3, 2015 until 11:59 p.m. ET on December 10, 2015 and can be accessed by dialing (877) 870-5176 and entering replay pin number 13624807.
About Express, Inc.:
Express is a specialty apparel and accessories retailer of women's and men's merchandise, targeting the 20 to 30 year old customer. Express has over 30 years of experience offering a distinct combination of fashion and quality for multiple lifestyle occasions at an attractive value addressing fashion needs across work, casual, jeanswear, and going-out occasions. The Company currently operates more than 650 retail and factory outlet stores, located primarily in high-traffic shopping malls, lifestyle centers, and street locations across the United States, Canada, and Puerto Rico. Express merchandise is also available at franchise locations in the Middle East, Latin America, and South Africa. Express also markets and sells its products through its e-commerce website, www.express.com, as well as on its mobile app.
Forward-Looking Statements:
Certain statements are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statement that does not directly relate to any historical or current fact and include, but are not limited to, (1) guidance for the fourth quarter and full year 2015, including statements regarding expected comparable sales, effective tax rates, interest expense, net income, adjusted net income, earnings per diluted share, adjusted earnings per diluted share, and capital expenditures, (2) statements regarding expected store openings, store closures, and gross square footage, (3) statements regarding the Company's future plans and initiatives, including, but not limited to, the Company’s growth strategies and results expected from such strategies, and (4) statements regarding expectations for the holiday season. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties, and changes in circumstances that are difficult to predict, and significant contingencies, many of which are beyond the Company's control. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) changes in consumer spending and general economic conditions; (2) our ability to identify and respond to new and changing fashion trends, customer preferences, and other related factors; (3) fluctuations in our sales, results of operations, and cash levels on a seasonal basis and due to a variety of other factors, including, our product offerings relative to customer demand, the mix of merchandise we sell, and promotions; (4) competition from other retailers; (5) customer traffic at malls, shopping centers, and at our stores and online; (6) our dependence on a strong brand image; (7) our ability to develop and maintain a reliable omni-channel experience for our customers; (8) the failure or breach of information systems upon which we rely; (9) our ability to protect customer data from fraud and theft; (10) our dependence upon third parties to manufacture all of our merchandise; (11) changes in the cost of raw materials, labor, and freight; (12) supply chain disruption; (13) our dependence upon key executive management; (14) our growth strategy, including our new store, e-commerce, and international expansion plans; (15) our reliance on third parties to provide us with certain key services for our business; (16) claims made against us resulting in litigation or changes in laws and regulations applicable to our business; (17) our inability to protect our trademarks or other intellectual property rights which may preclude the use of our trademarks or other intellectual property around the world; (18) impairment charges on long-lived assets; (19) substantial lease obligations; (20) changes in tax requirements, results of tax audits, and other factors that may cause fluctuations in our effective tax rates; and (21) restrictions imposed on us under the terms of our asset-based loan facility. Additional information concerning these and other factors can be found in Express, Inc.'s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as otherwise required by law.

Schedule 1
Express, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	October 31, 2015	January 31, 2015	November 1, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$91,215	$346,159	$217,814
Receivables, net	25,810	23,272	20,468
Inventories	364,662	241,063	350,269
Prepaid minimum rent	30,660	29,465	29,084
Other	28,788	14,277	22,414
Total current assets	541,135	654,236	640,049

PROPERTY AND EQUIPMENT	928,434	840,340	840,452
Less: accumulated depreciation	(484,929)	(432,733)	(424,672)
Property and equipment, net	443,505	407,607	415,780

TRADENAME/DOMAIN NAMES/TRADEMARKS	197,597	197,562	197,822
DEFERRED TAX ASSETS	11,718	12,371	17,434
OTHER ASSETS	2,990	6,374	6,985
Total assets	$1,196,945	$1,278,150	$1,278,070

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$209,874	$153,745	$226,291
Deferred revenue	22,302	28,575	20,248
Accrued expenses	106,925	105,139	86,354
Total current liabilities	339,101	287,459	332,893

LONG-TERM DEBT	—	199,527	199,435
DEFERRED LEASE CREDITS	139,203	128,450	128,161
OTHER LONG-TERM LIABILITIES	112,518	106,375	105,802
Total liabilities	590,822	721,811	766,291

COMMITMENTS AND CONTINGENCIES

Total stockholders’ equity	606,123	556,339	511,779
Total liabilities and stockholders’ equity	$1,196,945	$1,278,150	$1,278,070

Schedule 2
Express, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 31, 2015	November 1, 2014	October 31, 2015	November 1, 2014
NET SALES	$546,616	$497,608	$1,584,576	$1,439,680
COST OF GOODS SOLD, BUYING AND OCCUPANCY COSTS	355,527	340,050	1,049,853	1,008,724
Gross profit	191,089	157,558	534,723	430,956
OPERATING EXPENSES:
Selling, general, and administrative expenses	146,585	126,526	420,334	371,309
Other operating (income) expense, net	(29)	508	43	(476)
Total operating expenses	146,556	127,034	420,377	370,833

OPERATING INCOME	44,533	30,524	114,346	60,123

INTEREST EXPENSE, NET	1,207	6,042	14,751	17,880
OTHER EXPENSE, NET	70	160	140	157
INCOME BEFORE INCOME TAXES	43,256	24,322	99,455	42,086
INCOME TAX EXPENSE	16,949	9,737	39,058	15,551
NET INCOME	$26,307	$14,585	$60,397	$26,535

EARNINGS PER SHARE:
Basic	$0.31	$0.17	$0.72	$0.32
Diluted	$0.31	$0.17	$0.71	$0.31

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	84,240	84,189	84,453	84,122
Diluted	84,849	84,605	85,009	84,490

Schedule 3
Express, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Thirty-Nine Weeks Ended
	October 31, 2015	November 1, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$60,397	$26,535
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	56,103	57,965
Loss on disposal of property and equipment	1,313	741
Impairment charge	—	5,087
Excess tax benefit from share-based compensation	(334)	(47)
Share-based compensation	15,114	14,306
Non-cash loss on extinguishment of debt	5,314	—
Deferred taxes	(6,805)	668
Landlord allowance amortization	(9,208)	(8,637)
Payment of original issue discount	(2,812)	—
Changes in operating assets and liabilities:
Receivables, net	(2,546)	(3,101)
Inventories	(123,806)	(137,746)
Accounts payable, deferred revenue, and accrued expenses	42,514	33,431
Other assets and liabilities	20,389	8,805
Net cash provided by (used in) operating activities	55,633	(1,993)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(85,013)	(86,571)
Purchase of intangible assets	(35)	(1,010)
Net cash used in investing activities	(85,048)	(87,581)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(198,038)	—
Costs incurred in connection with debt arrangements	(1,006)	—
Payments on lease financing obligations	(1,168)	(1,105)
Excess tax benefit from share-based compensation	334	47
Proceeds from exercise of stock options	1,265	—
Repurchase of common stock under share repurchase plan	(22,020)	—
Repurchase of shares for tax withholding obligations under the 2010 Plan	(4,400)	(3,481)
Net cash used in financing activities	(225,033)	(4,539)

EFFECT OF EXCHANGE RATE ON CASH	(496)	43

NET DECREASE IN CASH AND CASH EQUIVALENTS	(254,944)	(94,070)
CASH AND CASH EQUIVALENTS, Beginning of period	346,159	311,884
CASH AND CASH EQUIVALENTS, End of period	$91,215	$217,814

Schedule 4

Supplemental Information - Consolidated Statements of Income
Reconciliation of GAAP to Non-GAAP Financial Measures
The Company supplements the reporting of its financial information determined under United States generally accepted accounting principles (GAAP) with certain non-GAAP financial measures: adjusted net income and adjusted earnings per diluted share. The Company believes that these non-GAAP measures provide meaningful information to assist stockholders in understanding its financial results and assessing its prospects for future performance. Management believes adjusted net income and adjusted earnings per diluted share are important indicators of the Company's operations because they exclude items that may not be indicative of, or are unrelated to, the Company's core operating results and provide a better baseline for analyzing trends in the underlying business. In addition, adjusted earnings per diluted share is used as a performance measure in the Company's executive compensation program for purposes of determining the number of equity awards that are ultimately earned. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for net income and earnings per diluted share. These non-GAAP financial measures reflect an additional way of viewing an aspect of the Company's operations that, when viewed with the GAAP results and reconciliations to the corresponding GAAP financial measures below, provide a more complete understanding of the Company's business. Management strongly encourages investors and stockholders to review the Company's financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

	Fifty-Two Weeks Ended January 30, 2016
(in thousands, except per share amounts)	Projected Net Income	Projected Earnings per Diluted Share	Projected Weighted Average Diluted Shares Outstanding
Projected GAAP Measure**	$112,397	$1.33	84,736	(a)
Interest Expense (b) *	5,916	0.07
Projected Adjusted Non-GAAP Measure**	$118,313	$1.40

(a)	Includes the impact of approximately 1.0 million shares repurchased since the end of the third quarter for an aggregate amount equal to $18.0 million.

(b)
Includes the redemption premium paid, the write-off of unamortized debt issuance costs, and the write-off of the unamortized debt discount related to the redemption of all $200.9 million of our Senior Notes.

* Items were tax affected at our statutory rate of approximately 39% for the fifty-two weeks ended January 30, 2016.
** Represents mid-point of guidance range.

Schedule 5
Express, Inc.
Real Estate Activity
(Unaudited)

Third Quarter 2015 - Actual				October 31, 2015 - Actual
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	1	(1)	(1)	559
United States - Outlet Stores	17	—	1	78
Canada	—	—	—	17
Total	18	(1)	—	654	5.7 million

Fourth Quarter 2015 - Projected				January 30, 2016 - Projected
Company-Operated Stores	Opened	Closed	Conversion	Store Count	Gross Square Footage
United States - Retail Stores	—	(3)	—	556
United States - Outlet Stores	3	—	—	81
Canada	—	—	—	17
Total	3	(3)	—	654	5.7 million

Full Year 2015 - Projected
Company-Operated Stores	Opened	Closed	Conversion
United States - Retail Stores	1	(26)	(2)
United States - Outlet Stores	38	—	2
Canada	—	—	—
Total	39	(26)	—